EXHIBIT 10.1

SALE CONTRACT FOR OIL AND GAS LEASES

BETWEEN

Energy Program Accompany, LLC, a Louisiana Limited Liability Company

AND

Penasco Petroleum, Inc., a Nevada Corporation

Executed on this 24th Day of August, 2006

Sale Contract for Oil and Gas Leases

Be It Known That the following Sale Contract for Oil and Gas Leases, hereinafter referred to as "Agreement", is made by and between:

Energy Program Accompany, LLC, a Louisiana Limited Liability Company, with its principal place of business at 4409 Echo Bluff Drive, Plano, Texas 75024, hereinafter referred to as "EPA" and represented by Paul Emerson as President, and

Penasco Petroleum. Inc., a Nevada Corporation, with its principal place of business at 99801 Anderson Mill Road, Suite 230, Austin, TX 78750, hereinafter referred to as "Buyer" and represented by Leonard G. Garcia as President.

EPA and Buyer shall hereinafter together be referred to as "parties herein".

Recitals

Whereas EPA has sought to sell certain oil wells and leases in northern Louisiana because of a lack of time to devote to the business and an absence of available capital to invest into new and existing production; and

Whereas Buyer has sought to purchase oil wells and leases that have the potential to obtain greater profits; and

Whereas the parties herein believe that the oil wells and leases to be sold by this Agreement can be made more profitable with a strong investment oftime and capital;

Now Therefore, EPA and Buyer enter into this Agreement on the following terms, conditions, stipulations, covenants, mutual covenants, and performance as herein defined above and below:

1.0 Sale of Oil Wells and Leases

1.1     Subject to retention by EPA of the overriding royalty interests defined by Section 1.3 and for the consideration defined by Section 1.2, EPA shall sell to Buyer the property described on Exhibit "A" (hereinafter the "Property"). This sale shall be made without any warranties, either expressed or implied, as to the condition of the wells, Leases, oil, lease structures, roads, and/or equipment, except for those warranties and representations expressly made under Section 5.5.

1.2      The sale price shall be $250,000.00 (Two Hundred Fifty Thousand Dollars) that shall be paid in cash by Buyer to EPA by 2:00 pm Central Standard Time on August 25, 2006, and this cash shall be wired into EPA's account at Comerica Bank in Dallas, Texas.

1.3      EPA shall retain a six and one-quarter percent (6.25%) overriding royalty interest on both the J.E. Holt A lease (including the #4, #10, #22, and #24 wells and all wells that may be drilled on that lease) and the Strahan lease. EPA shall also retain a one and one-quarter percent (1.25%) overriding royalty interest on the McKay lease. The overriding royalty interest shall be the specified percentage of total production without any regard to lease expenses, except for oil and gas severance taxes.

2.0 Payment of Operating Expenses

2.1    Buyer shall be responsible for any and all bills, expenses, fines, or taxes (hereinafter "Expense" or "Expenses") from any supplier, service provider, or government on the Leases that are incurred and/or billed beginning September 1, 2006 (the "Effective Date"). EPA is responsible for Expenses incurred and billed no later than August 31, 2006. Buyer shall be responsible for any property taxes incurred and/or billed after the Effective Date. Buyer shall pay any transfer taxes or fees from the sale of the Leases.

2.2     In the event that EPA receives after the Effective Date of this Agreement an Expense invoice(s) for which Buyer is responsible as governed by Section 2.1, EPA shall fax or mail the invoice to Buyer within three business days. Buyer agrees to pay EPA for the full amount of such invoice within ten days of receipt.

2.3      Buyer shall not use any EPA account established with any supplier, service provider, or government beginning on the Effective Date, except with the expressed written permission of EPA. Buyer shall establish its own accounts with all suppliers, service providers, or governments, and Buyer shall be responsible for changing billing addresses and billing names for any supplier or provider that EPA has used and that Buyer plans to use. Buyer shall also notify all such suppliers and providers that EPA no longer own the Property and are no longer responsible for payment.

2.4      Buyer shall change the billing name and account with Northeast Louisiana Power for the Holt, Mckay, and Strahan leases. Buyer shall place new deposits with Northeast Louisiana Power, and EPA shall have the right to receive back its deposits with Northeast Louisiana Power. Buyer shall have no more than thirty days from the Effective Date to cause this change.

3.0 Escrow of Lease Assignments and Transfer Forms

3.1     Under the terms of Section 1.0, EPA shall execute lease assignments, bills of sale, and such other documents as deemed necessary to effectuate the transfers contemplated hereby in the reasonable discretion of Buyer (the "Transfer Documents") and shall send the same to Buyer's attorney within 5 days of the date of execution of this Agreement. The Transfer Documents shall not be recorded and are null and void until EPA is paid in full and all funds have cleared. The Transfer Documents shall be immediately released to Buyer once the above-mentioned condition and Section 3.2 are satisfied.

3.2     Within 5 days of the execution date of this Agreement, EPA and Buyer shall execute all applicable regulatory paperwork, including but not limited to Form MD-10R-AO of the Louisiana Office of Conservation, that shows the transfer of ownership and transfer of all obligations to Buyer of the Property. Buyer and EPA agree to immediately send all regulatory paperwork to the applicable regulatory agency once Buyer is approved to become an operator of record in Louisiana. Until such time as Buyer is approved and the paperwork is sent to the applicable regulatory agency, EPA shall retain possession of the original regulatory paperwork. Transfer Documents shall not be recorded and are null and void until all regulatory paperwork has been sent to the applicable regulatory agency by certified mail, return-receipt requested.

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4.0 Operation of Leases

4.1     Unless otherwise requested by Buyer, Buyer shall be responsible for the day-to-day operation of the leases beginning on the Effective Date. Buyer ratifies all operating decisions made by EPA prior to Buyer's assumption of operations. EPA shall not be responsible and/or liable for any operating decisions made after the Effective Date.

4.2     Buyer shall become the operator of record with the Louisiana Office of Conservation for the leases as of the Effective Date and Buyer and EPA agree to promptly take any steps necessary to complete a change of operator with the Louisiana Office of Conservation. Buyer also agrees not to sell oil under EPA's R-4 status with the Louisiana Office of Conservation after the Effective Date. Each party shall have the right to use any means and remedies available at law, including but not limited to regulatory actions, specific performance orders, and any other court orders, to enforce the provisions of this section, and this right is exempt from the provisions of Section 7.0. Each party shall indemnify the other party for any attorney's fees and court costs if a party fails to abide by the provisions of this section.

4.3     EPA shall be responsible for any filings with the Louisiana Office of Conservation and Louisiana Department of Revenue for all time periods prior to and through August 31, 2006. Buyer shall be responsible for all filings with the Louisiana Office of Conservation and Louisiana Department of Revenue beginning September 1,2006.

4.4     Buyer understands that there is a state compliance order currently for the Holt #22 oil well that mandates the plugging and abandoning or re-commencing production of the well by November 13,2006. EPA shall have no liability on this compliance order. EPA represents that it knows of no other unresolved compliance orders, environmental violations, and/or regulatory violations on the leases listed in Exhibit A.

4.5     EPA has filed or caused to be filed all tax returns that it has been or was required to file, either separately or as a member of a consolidated group, pursuant to applicable legal requirements. All tax returns filed by (or that include on a consolidated basis) EPA are true, correct, and complete. EPA has paid all taxes that have become due pursuant to those tax returns or otherwise, or pursuant to any assessment received by EPA, to the extent not being contested in good faith. EPA does not have any knowledge of any threatened tax assessment against it.

5.0 Liabilities, Warranties, and Representations of the Parties

5.1     Each party herein shall hold harmless the other party from each of their independent action(s) or transaction(s). Further, the parties herein in this contract are to be construed and interpreted as being absolutely independent entities, persons, or companies.

5.2     Each party acknowledges that both oil and gas projects are high-risk ventures, and each party expressly disclaims any warranty or guarantee, either expressed or implied, made by itself and/or the other party as to the profits or success of any business venture or of the Leases.

5.3     Each party herein expressly acknowledges that all projections, proposals, analyses, information, and/or opinions, either expressed or implied, provided by the other party and/or its management as individuals shall not be construed as legal, financial, or business advice and will not be relied on in determining any course of action of the parties herein. Each party herein expressly acknowledges that all projections, proposals, analyses, information, and/or opinions, expressed or implied, provided by the other party and/or its management as individuals may not be accurate and may not conform to reality. Each party expressly agrees to not rely on any projections, proposals, analyses, information, and/or opinions, expressed or implied, provided by the other party and/or its management as individuals, and each party expressly agrees that the other party shall not be held liable in the event such reliance does occur.

5.4     Any limitation on liability in this Section 5.0 shall not include willful and/or malicious conduct, fraud, material misrepresentation as to a party's intention in signing this Agreement, and gross negligence where one party is found guilty by a court of competent jurisdiction or arbitration panel under Section 7.0 of this Agreement.

5.5      EPA hereby represents the following:

A.   EPA has good title to the Property in the proportions set forth on Exhibit "A", except that

EPA does not warrant Buyer's ownership of the 3% of the Working Interest on the J.E. Holt A lease owned of record by Mcbride and Skinner.

B.   EPA is the owner of the entire share of EPA's portion of the interest in the Leases and none of EPA's interest in the Leases or any sums payable thereunder has been assigned or otherwise encumbered by EPA. There are no claims or assertions of ownership or entitlement to distributions from any lease production by any royalty or working interest owners not having been disclosed to Buyer. EPA specifically agrees to save, indemnify and hold Buyer harmless from any such claims existing as of the Effective Date.

C.   EPA has the full right, power, and authority to sell and convey the Property to Buyer as provided in this Agreement and to carry out EPA's obligations hereunder, and all required entity action, if any, necessary to authorize EPA to enter into this Agreement and to carry out its obligations hereunder have been or by the effective date will have been taken.

D.   There are no liens or encumbrances for indebtedness against the Property.

E.   EPA has no knowledge of any lawsuit or legal proceeding affecting the Property or any portion thereof pending or being prosecuted in any court, or before any federal, state, county or municipal department, commission, board, bureau or agency or any other governmental instrumentality. There are no proceedings pending or presently being prosecuted for the reduction of the assessed valuation or taxes or other impositions payable with respect to any portion of the Property.

F.   The execution and delivery of this Agreement and the consummation of the transactions contemplated by EPA will not: (i) result in the breach of any terms or conditions of, or constitute a default under, any contract, agreement, commitment, indenture, mortgage, pledge agreement, note, bond, license or other instrument or obligation to which the EPA is now a party or by which EPA may be bound or affected; or (ii) violate any law or any rule or regulation of any administrative agency or governmental body, or any order, writ, injunction or decree of any court, administrative agency or governmental body.

G.   None of the Property nor the ownership, leasing, occupancy or operation thereof is in violation of any applicable law, code, rule, regulation, ordinance, license or permit including, but not limited to, those related to building, zoning or environmental matters and no notice from any governmental body or other person has been served upon EPA claiming any violation of such law, code, rule, regulation, ordinance, license or permit, or requiring or calling attention to the need of any repairs, construction, alterations or installation on or in connection with the Leases which has not been complied with.

H.   There are no adverse or other parties in possession of the Property or any part thereof. No entity has been granted any license, lease or other right relating to the use or possession of the Properly or any part thereof.

I.   All debts, liabilities and obligations of EPA arising from the ownership and/or operation of the Property, including but not limited to, salaries, taxes, and accounts payable, have been paid as they become due or will be paid within ten days of the Effective Date.

J.   Each of the leases sold pursuant to this Agreement is in full force and effect and has not been amended, modified or supplemented in any way. EPA has performed and complied with all the obligations, if any, under such leases as and when thereby required, and EPA knows of no fact or circumstance that with or without notice or the passage of time, or both, could constitute a default of EPA thereunder.

K.   EPA has not received notice of and has no knowledge or information of any construction or land use now planned near the leases where the end result of such construction or land use would be an impairment in the value of the leases or of any pending or contemplated change in any regulation of public or private restriction applicable to the Leases, of any pending or threatened judicial or administrative action, of any action pending or threatened by adjacent land owners or other persons or any natural or artificial condition upon or affecting the leases or any part thereof which would result in a material change in the condition of the Leases or any part thereof or impair the value thereof.

L.   EPA has not executed any other agreements for the sale, lease or conveyance of the leases.

M.   EPA has not (i) made a general assignment for the benefit of creditors; (ii) filed any voluntary petition in bankruptcy or is subject to the filing of an involuntary petition by its creditors; (iii) suffered the appointment of a receiver to take possession of all, or substantially all, of EPA's assets; (iv) suffered the attachment or other judicial seizure of all, or substantially all, of its assets; (v) admitted in writing the inability to pay its debts as they become due; or (vi) made an offer of settlement, extension or composition with its creditors in general.

N.   No work has been performed which might give rise to any mechanic's, materialman's or other liens affecting the Property.

O.   EPA shall indemnify, defend and hold harmless Buyer from any claim or liability asserted against Buyer relating to the Property that is based upon known occurrences that clearly and verifiably took place prior to the Effective Date, including but not limited to, corporate, governmental and/or environmental citations and litigation.

P.   From the signing date of this Agreement until the effective date, EPA shall (i) maintain and operate the leases in a good and businesslike manner in accordance with good and prudent business practices and not commit or permit to be committed any waste thereto, (ii) keep, observed and perform its obligations under the leases, (iii) not alter, amend or otherwise modify or supplement any of the leases without the prior written consent of Buyer, (iv) continue any agreements including, but not limited to, insurance policies or contracts relative to the leases in full force and effect and neither cancel, amend, nor renew any of the same without Buyer's prior written consent, (v) not enter into any agreement or instrument which would constitute an encumbrance of the Property that would bind Buyer or the Property after Closing or that would be outside the normal scope of maintaining and operating the Property without the prior written consent of Buyer, (vi) not remove any of the equipment, (vii) not alter, amend or otherwise modify or supplement any of the leases without the prior written consent of Buyer, (viii) advise Buyer promptly of any litigation, arbitration, or administrative hearing before any governmental agency concerning or affecting the Property which is instituted or threatened after the effective date of this Agreement, (i) not take or omit to take any action that would have the effect of violating any of the representations, warranties, covenants and agreements of EPA contained in this Agreement, and (x) not sell, assign or convey any rights, title or any interest whatsoever in or to the Property or create or permit to exist any lien or charge thereon without promptly discharging the same or bonding around the same.

Q.   EPA warrants that it knows of no violation of environmental laws or regulations on the Leases, and EPA is not aware of a fact or circumstance that would reasonably be expected to result in any environmental liability that would have a material adverse effect on EPA.

5.6 Buyer hereby represents the following:

A.     Buyer has the full right, power and authority to purchase the Property from EPA as provided in this Agreement and to carry out its obligations hereunder, and all required entity action, if any, necessary to authorize Buyer to enter into this Agreement and to carry out its obligations hereunder have been or by the Effective Date will have been taken.

B.     Buyer shall indemnify, defend and hold harmless EPA from any claim or liability asserted against Buyer relating to the Property that are based upon occurrences taking place after the Effective Date, including but not limited to, any liabilities for future plugging or abandoning of the leases or any well or well equipment located thereon.

6.0 Effective Date, Termination, and Assignment

6.1     Any revenue or proceeds from oil sold on and/or before September 1, 2006, shal1 be solely the property of EPA. Any revenue or proceeds from oil sold on and/or after September 1, 2006 shall be the property of Buyer.

6.2     This Agreement is an exclusive contract for the purpose(s) as defined herein and neither party herein has the sole right, power, or authority to terminate or assign this Agreement.

6.3      The mutual assent of the parties herein is required to terminate or assign this Agreement, and such mutual assent shall be in writing and executed and notarized by both parties herein. This Agreement shall be terminated only after full settlement of any financial or legal affairs pending by the parties herein.

6.4      The restrictions on assignment contained in Section 6.2 shall not restrict the right of Buyer to solely assign, sell, and convey the leases listed in Exhibit A and any equipment or oil sold under this Agreement.

6.5      The parties' rights and obligations under Sections 5.0 and 7.0 shall survive the mutual assent to terminate or assign this Agreement.

7.0 Arbitration Agreement

7.1      Except for the exemption defined by Section 4.2, the parties agree that any dispute or unsettled issue shall be settled by arbitration. The decision of an arbitration panel shall be legal, binding, and enforceable upon all parties. Any party at any time may give written notice to the other party placing that other party on notice of the intent to arbitrate a dispute, and the other party shall comply with this notice within ten (10) business days, as defined by this Section 7.0.

7.2      Before the decision of the arbitration panel has been reached, court orders are allowed in equity for injunctions, declaratory relief, specific performance, and any other equitable remedy. Court orders are specifically allowed to compel a party to comply with the terms of this section, including but not limited to, appointment of impartial arbitrators, discovery motions, dates and times for arbitration proceedings, and any other necessary and proper procedural remedies. Except as provided in Section 7.3, each party herein waives its right to federal jurisdiction over any matter regarding this Agreement and hereby acknowledges that only arbitration and courts under the laws of the State of Texas shall have jurisdiction.

7.3      In no way shall this Section 7.0 preclude the entering and enforcement of an arbitration award in a court of competent jurisdiction as necessary to enforce collection on an arbitration judgment. An arbitration judgment may be enforced by any local, state, or federal court of applicable and competent jurisdiction. Moreover, in no way shall this Section 7.0 preclude the entering and enforcement of a collection activity, lien, attachment, specific performance order, or any other court order or award under the terms of 4.2 by any local, state or federal court of applicable and competent jurisdiction.

7.4      The parties herein agree that, in an arbitration dispute, each party shall choose an impartial arbitrator. The impartial arbitrator shall have no financial or business interest in any matter regarding the parties herein and their respective shareholders and management. The two chosen arbitrators shall choose a third impartial arbitrator suitable to both arbitrators, and an Agreement by a majority of the three arbitrators shall be the binding decision. The arbitration panel shall meet and hold proceedings in Dallas, Texas.

7.5      Each party herein specifically waives their legal right to a court review of an arbitration award or decision.

7.6      The laws of the State of Texas and the procedural guidelines of the American Arbitration Association shall govern the rules of the arbitration proceedings. Ifthere is any conflict in these rules, the laws of the State of Texas shall prevail. Upon the mutual assent of both parties herein in writing, an arbitration dispute may be submitted to the American Arbitration Association for resolution under its rules, guidelines, and proceedings.

7.7      The prevailing party in any arbitration decision or court remedy, as provided in this Section 7.0, shall be entitled to indemnification regarding any and all reasonable attorney's fees, costs, salary and expenses of arbitrators, and necessary disbursements in addition to any relief to which such a party may be entitled. Compensatory, expectation, and consequential damages are allowed in all disputes. Punitive damages are allowed only for willful and/or malicious conduct, fraud, and material misrepresentation as to a party's intention in signing this Agreement where one party is found guilty by a court of competent jurisdiction or arbitration panel under this Section 7.0 of this Agreement. A court or arbitration panel is also given power to and is encouraged to award punitive damages in the event that one party uses legal tactics and/or purposeful delays to needlessly prolong the litigation process and/or increase the costs of litigation, and the parties agree to expedite, prioritize, and economize any litigation between them. A court or arbitration panel may reduce compensatory. expectation, and consequential awards to a winning party otherwise guilty of prolonging litigation and/or increasing its costs.

8.0 Amendment

Any amendment of this Agreement shall be in writing and signed by each party herein.

9.0 Sufficiency of Notice

This Agreement shall serve as "Sufficiency of Notice" to all parties herein.

10.0 Severability

In the event that any provision or clause of this Agreement conflicts with applicable law, such provision or clause shall be deemed amended to conform to applicable law provided it can be so amended without materially altering the intentions of the parties. However, such conflict shall not affect other provisions of this Agreement, which can be given full force and effect without the conflicting provision. To this end, the provisions of this Agreement are declared to be severable.

11.0 Good Faith

All parties herein are entering into this Agreement in good faith on the assumption that all disclosures and information are complete and accurate to the best of their knowledge and belief. The parties herein agree to cooperate in the execution of any and all such other documents and agreements as may be necessary to effectuate the intents and purposes hereof, including, without limitation, division orders, tax statements, receipts, releases, permit applications, and otherwise.

12.0 Duplicate

Parties acknowledge that this Agreement shall be prepared in duplicate. Both copies of this Agreement shall be executed, witnessed, and notarized by the parties, and both shall be considered as original, legal, binding, and enforceable.

13.0 Inure

The parties herein agree that any transfer of right, title, power, control, or legal effect of ownership or management of the parties herein, including them individually and their respective entity or company by whatever manner or means shall unequivocally inure to this Agreement thereof by the same effect thereon and thereby this Agreement is a legal, binding, and enforceable contract upon the next party or parties thereof and shall repeat this legal incorporation by reference each time this transfer occurs in the future.

14.0 Cancellation of Agreement

No operation of law or business or law shall defeat, destroy, terminate, cancel, or abrogate this Agreement. This Agreement shall terminate shall only occur as defined herein in Section 6.0, i.e., by the mutual assent of all the parties involved.

15.0 Waiver

The failure of either party to enforce any right, option, power, and/or provision of this Agreement shall not be deemed a waiver of that right, option, power, and/or provision.

16.0 Prior Agreements Superseded

The terms of this Agreement shall supersede and any all prior understandings or Agreements, both written and oral, between the parties herein.

17.0 Notice

All notice(s) under this Agreement shall be in writing, executed by the authorized individual, and shall be hand delivered or posted U.S. mail, prepaid, certified, return receipt requested to the address specified by each party or to the last known address of party.

18.0 Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Texas; however, the laws of the State of Louisiana shall govern in oil and gas lease conveyance law, and the rules and regulations of the Louisiana Office of Conservation shall govern oil industry regulation issues.

19.0 Intent and Purpose

The parties herein acknowledge that the intent and purpose of this Agreement is clear, definite, and certain by the words that are set out herein.

20.0 Executed Party

This Agreement shall not be valid and enforceable unless it is properly executed by the parties herein, and the initials of the representatives of each party affixed to each page thereon and made a part hereof.

21.0 Entire Agreement

This Agreement is a legal, binding, and enforceable contract between the parties and is the entire contract. This Agreement constitutes the sole understanding of the parties herein about this subject matter and may not be amended or modified except in writing and signed by each of the parties to the Agreement.

Signed and delivered on the date as appearing after each signatory.

Energy Program Accompany, LLC, a Louisiana Limited Liability Company:
By: /s/ Paul E. Emerson_______________ Signature, Paul E. Emerson, as President	Date: 24 Aug. 06_____________
Penasco Petroleum, Inc. a Nevada Corporation
By: /s/ Leonard Garcia________________ Signature, Leonard Garcia, as President	Date: 8-24-06_______________

Exhibit A

Oil and Gas Leases

J.E. Holt A
Lease:

Net Royalty Interest: 81.25% (87.5% total royalty interest owned, less 6.25% overriding royalty interest by these presents specifically retained by EPA).

Working Interest:

97%. Since the WI allocable to McBride and Skinner, infra, has not and is not being paid, EPA receives 100% of the WI in this lease.

3% of the Working Interest is owned of record by McBride and Skinner. This interest has never been paid and is not currently being paid.

Lease No. 48910, J.E. Holt A-4 UT; C.H. Murphy, and John E. Holt, Lessor to C.H. Murphy and Sun Oil Company, dated March 5, 1948, insofar as said lease covers the north 20.33 acres of the southwest quarter of the southwest quarter and 2.76 acres in the southwest quarter of the southwest quarter shown on plat attached to the Order No. 159-2, entered 7/20/1949 by the Louisiana Department of Conservation, all in Section 6, Township 16 North, Range 9 East, limited from the surface to a depth of 3,700 feet.

Lease No. PN-566170-00001- J.E. Holt A and PN-566170-00002, J.E. Holt A-4 UT and Lease No. 46544 J.E. Holt to C.H. Murphy, dated 12/11/41, insofar as said lease covers the southeast quarter of the southeast quarter and 9.5 acres out of the southwest quarter of the southeast quarter of Section 1, Township 16 North, Range 8 East (PN-566170-0000l) and insofar as said lease covers 40 acres within Section 1, Township 16 North, Range 8 East, being the KNY-SUM J.E. Holt A-22 created by the Louisiana Department of Conservation Order No. 159-A-9 dated 5/3173, recorded under Entry No. 193517, Book 167, Page 209, records of Franklin Parish, Louisiana (PN-566171), and insofar as said lease covers the South 20.73 acres of the northwest quarter of the southwest quarter of Section 6, Township 16 North, Range 9 East, and 6.54 acres in the northeast quarter of the southeast quarter of Section 1, Township 16 North, Range 8 East, shown on plat attached to Order No. 159-2 created 7/20/49 by the Louisiana Department of Conservation (PN-566171-00002), all lands being limited to a depth of 3,700 feet.

The oil, gas and other minerals the subject of the above captioned lease are presently being produced by the following wells:

SN 032392, J.E. Holt A-10
SN 025418, KNY SUA, J.E. Holt A-4
SN 141591, KNY SUM, J.E. Holt A-22
SN 156795, KNY SUB, J.E. Holt A-24
SN 036671, J.E. Holt SWD A-15

McKay Lease:

Net Royalty Interest: 82.08% (83.33% total royalty interest owned, less 1.25% overriding royalty interest by these presents specifically retained by EPA).

Working Interest: 100%

The McKay lease (well serial number 179130) located in the S/E 1/4 of the NE 1/4 of Section 7, and the SW 1/4 of the NW 1/4 of Section 8, all in Township 16 North, Range 8 East, containing 80 acres more or less. Book 143 Page 274 and Book 129 Page 476 and Book 198 Page 407.

Strahan Lease:

Net Royalty Interest: 81.25% (87.5% total royalty interest owned, less 6.25% overriding royalty interest by these presents specifically retained by EPA).

Working Interest: 100%

The BH. Strahan lease (well serial number 054307) located in the S/E 1/4 of the S/W 1/4 of Section 32, Township 17 North, Range 8 East being Humble Oil and Refining Company Contract #8519 insofar and only as said lease covers and affects the Ashland Oil Purchasing Company Lease #1161.

Specifically included with the above-described leases are all contract rights, products, proceeds, and hereditaments in any way serving or connected with same.

Servitudes Access Easements

Surface lease No. 913048, RW 503414 - C.H. Dixon - Sun Oil Company, dated June 18, 1975, recorded Book 175, Page 776, right-of-way and easement over, across, and through the southwest quarter of the southwest quarter of Section 6, Township 16 North, Range 9 East.

Oilfield Equipment

All oil and gas equipment presently in or on the leases assigned, whether presently in use or not in use.

Equipment included in sale that is not on leases or not in use:

1 pumping unit concrete slab at the Strahan lease
1 6 x 20 treater on the JE Holt A lease
Approximately 3,000 feet of tubing and rods at the JE Holt A lease above ground.
1 18 inch Poulan chainsaw
1 Poulan weedeater
1 15 inch crescent wrench Pipe threaders and cutters
1 National pumping unit located by the JE Holt A-I0 well

D-17 oil treatment chemical
1 box 7/8 inch rod boxes
1 box 1 inch rods boxes
Various nipples, valves
1 gas regulator

Rolling Stock

1989 White WHGM J96 Water-Hauling Truck, VIN #4GDT9C4W5KV801607
1997 Chevrolet S10 Pick-Up Truck, VIN #1GCCS19XoV8144802